Exhibits 5.1 and 23.1

May 5, 2009

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive

Suite 200

Norfolk, Virginia 23510

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the Gateway Bank and Trust Company Employee’s Savings & Profit Sharing Plan and Trust (the “Plan”), of shares of the Company’s common stock, par value $0.625 per share (the “Common Stock”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the 200,000 shares of Common Stock (the “Subject Shares”) under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Subject Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ Maria Stefanis
A Shareholder

A Professional Corporation

VIRGINIA    —    WASHINGTON, D.C.    •    LONDON

Dominion Tower, Suite 1700 999 Waterside Drive P.O. Box 3460 Norfolk, VA 23514-3460 Tel: 757.622.3366 Fax: 757.629.0660 www.williamsmullen.com